Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2012 Second Quarter Results

OMAHA, Neb., March 28, 2012—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its second quarter ended February 29, 2012.

Second Quarter Results

Second quarter fiscal 2012 total revenues of $132.1 million increased 10 percent from $120.2 million in the same prior year period. Net earnings were $12.8 million or $1.00 per diluted share compared with $11.3 million or $0.89 per diluted share in the prior fiscal year’s second quarter.

Total irrigation equipment revenues increased 28 percent to $117.0 million from $91.7 million in the prior fiscal year’s second quarter. Domestic irrigation revenues of $82.9 million increased 25 percent, while international irrigation revenues of $34.1 million increased 36 percent as compared to the same prior year period. Infrastructure revenues decreased 47 percent to $15.1 million due mostly to lower sales and leases of Quick-Change Moveable Barrier (QMB) systems.

Gross margin was 27.6 percent compared to 28.3 percent in the prior year’s second quarter. Total gross margins were lower primarily due to lower revenues of higher-margin QMB product as compared to the same period last year. Irrigation gross margins improved compared to the same quarter last year due to cost leverage and productivity gains on higher sales volumes. Infrastructure gross margins declined compared to the year ago period, but improved excluding QMB.

Operating expenses were $17.5 million in the quarter compared to $16.9 million in the second quarter of the prior fiscal year. The primary elements of the expense increase related to an acquired company purchased in fiscal 2011 and personnel related costs. Operating expenses were 13.3 percent of sales in the second quarter of 2012 compared with 14.1 percent of sales in the prior year period. Operating margins of 14.3 percent increased slightly from 14.2 percent in the prior year period.

Cash and cash equivalents of $105.0 million were $26.5 million higher compared with the end of the second quarter last year, while debt decreased $4.3 million over the same period.

Lindsay’s backlog of unshipped orders at February 29, 2012 was $87.3 million compared with $64.3 million at February 28, 2011 and $52.8 million at November 30, 2011.

Six Month Results

Total revenues for the six months ended February 29, 2012 were $251.3 million, a 20 percent increase from $209.3 million for the prior year’s six-month period. Total irrigation equipment revenues of $217.7 million increased 44 percent from a year ago, while infrastructure revenues decreased 42 percent to $33.6 million. The Company’s operating income for the six-month period was $24.0 million compared to $23.7 million during the same prior year period. Net earnings were $15.7 million or $1.23 per diluted share, as compared to $15.6 million, or $1.23 per diluted share for the prior year period.

First quarter and year to date fiscal 2012 operating costs included $7.2 million of accrued expenses, or $0.37 per diluted share on an after tax basis, relating to an estimated increase in the Company’s liability for environmental remediation at its Lindsay, Nebraska facility. The comparable fiscal 2011 periods included environmental remediation expense of $0.7 million, or $0.04 per diluted share on an after tax basis.

Outlook

Rick Parod, president and chief executive officer, commented, “Global irrigation demand drove improved results in our domestic and international businesses. Our operating margins improved year over year despite the significantly lower QMB sales. Irrigation order volumes remained strong throughout the quarter leading to increased backlog as we enter the seasonally stronger third quarter.”

Parod added, “Farm incomes and commodity prices remain relatively high by historical standards and have continued to drive positive farmer sentiment. Expanded food production and efficient water use remain positive drivers for irrigation equipment demand, globally. Infrastructure demand, including QMB projects, has proven to be challenging, due to funding issues and project delays. During the past few months, we have experienced numerous QMB project delays that have left us uncertain as to the timing and extent of projects in the second half of fiscal 2012.”

Second-Quarter Conference Call

Lindsay’s fiscal 2012 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing [(888) 748-0479] domestically, or [(706) 758-9823] internationally, and referring to conference ID # 60279722. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At February 29, 2012, Lindsay had approximately 12.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
($ in thousands, except per share amounts)	2012	2011	2012	2011
Operating revenues	$132,134	$120,168	$251,339	$209,334
Cost of operating revenues	95,640	86,159	184,597	151,102

Gross profit	36,494	34,009	66,742	58,232

Operating expenses:
Selling expense	6,868	6,911	13,812	13,929
General and administrative expense	8,434	7,265	17,374	14,583
Engineering and research expense	2,244	2,772	4,300	5,336
Environmental remediation expense	—	—	7,225	713

Total operating expenses	17,546	16,948	42,711	34,561

Operating income	18,948	17,061	24,031	23,671
Other income (expense):
Interest expense	(130)	(213)	(273)	(399)
Interest income	94	37	190	79
Other income (expense), net	515	116	(80)	227

Earnings before income taxes	19,427	17,001	23,868	23,578
Income tax provision	6,653	5,676	8,173	7,967

Net earnings	$12,774	$11,325	$15,695	$15,611

Basic net earnings per share	$1.01	$0.90	$1.24	$1.24

Diluted net earnings per share	$1.00	$0.89	$1.23	$1.23

Weighted average shares outstanding	12,703	12,548	12,692	12,525
Diluted effect of stock equivalents	118	137	100	139

Weighted average shares outstanding assuming dilution	12,821	12,685	12,792	12,664

Cash dividends per share	$0.090	$0.085	$0.180	$0.170

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	February 29,	February 28,	August 31,
($ and shares in thousands, except par values)	2012	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$104,953	$78,448	$108,167
Receivables, net of allowance	77,536	75,096	79,006
Inventories, net	68,578	54,876	49,524
Deferred income taxes	8,336	5,457	8,598
Other current assets	14,193	10,035	12,398

Total current assets	273,596	223,912	257,693
Property, plant and equipment, net	57,236	58,141	58,465
Other intangible assets, net	26,839	27,807	28,639
Goodwill, net	30,443	28,528	30,943
Other noncurrent assets	5,486	4,869	5,404

Total assets	$393,600	$343,257	$381,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$39,417	$38,261	$32,153
Current portion of long-term debt	4,286	4,286	4,286
Other current liabilities	33,428	27,049	42,880

Total current liabilities	77,131	69,596	79,319

Pension benefits liabilities	6,115	6,289	6,231
Long-term debt	2,143	6,428	4,285
Deferred income taxes	11,678	10,746	12,550
Other noncurrent liabilities	8,362	1,798	3,094

Total liabilities	105,429	94,857	105,479

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,409	18,257	18,374
Capital in excess of stated value	40,736	32,954	39,058
Retained earnings	316,141	283,751	302,732
Less treasury stock	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive income, net	3,846	4,399	6,462

Total shareholders’ equity	288,171	248,400	275,665

Total liabilities and shareholders’ equity	$393,600	$343,257	$381,144

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in thousands)	Six Months Ended
	February 29, 2012	February 28, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,695	$15,611
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,235	5,880
Provision for uncollectible accounts receivable	129	188
Deferred income taxes	(1,299)	(575)
Share-based compensation expense	1,829	1,586
Other, net	587	(373)
Changes in assets and liabilities:
Receivables	150	(10,137)
Inventories	(20,221)	(8,003)
Other current assets	(1,798)	(762)
Accounts payable	7,796	11,245
Other current liabilities	(8,670)	(7,877)
Current taxes payable	(1,260)	(1,525)
Other noncurrent assets and liabilities	5,692	(1,343)

Net cash provided by operating activities	4,865	3,915

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,723)	(4,402)
Proceeds from sale of property, plant and equipment	107	53
Acquisition of business, net of cash acquired	—	(1,279)
Proceeds (payment) for settlement of net investment hedge	1,548	(734)

Net cash used in investing activities	(3,068)	(6,362)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under share-based compensation plans	276	809
Common stock withheld from share-based compensation for payroll tax withholdings	(577)	(843)
Principal payments on long-term debt	(2,142)	(2,143)
Net borrowing on revolving line of credit	—	389
Excess tax benefits from share-based compensation	273	877
Dividends paid	(2,286)	(2,133)

Net cash used in financing activities	(4,456)	(3,044)

Effect of exchange rate changes on cash	(555)	521

Net decrease in cash and cash equivalents	(3,214)	(4,970)
Cash and cash equivalents, beginning of period	108,167	83,418

Cash and cash equivalents, end of period	$104,953	$78,448